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                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-34196 of Nord Resources Corporation on Form S-8, (ii) Post-Effective Amendment No. 1 to Registration Statement No. 33-25569 of Nord Resources Corporation on Form S-8/S-3, and (iii) Registration Statement No. 33-54600 of Nord Resources Corporation on Form S-8 of our reports on the financial statements of Sierra Rutile Limited and Sierra Rutile Holdings Limited (each of which disclaims an opinion because of a scope limitation and uncertainties relating to the ability of the company to continue as a going concern), and Sierra Rutile America Inc, Sierra Rutile Limited, Titanium Minerals Marketing International USA, and Titanium Minerals Marketing International Limited (each of which contains a qualified opinion because of uncertainties relating to the recoverability of amounts due from certain affiliates), each dated 23 March 1998 appearing in the Annual Report on Form 10-K of Nord Resources Corporation for the year ended December 31, 1997.

KPMG                                              23 MARCH 1998
CHARTERED ACCOUNTANTS                             Reading, UK